UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 17, 2022

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Tannery Way

Santa Clara, California 95054

(Address of principal executive office, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	PANW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2022, the Compensation and People Committee of the Board of Directors (the “Committee”) of Palo Alto Networks, Inc. (the “Company”) approved the Palo Alto Networks, Inc., Deferred Compensation Plan (the “DCP”). The DCP is a non-qualified deferred compensation plan established in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Participation in the DCP is voluntary and limited to Vice President level and above U.S. employees of the Company and affiliates as determined by the administrator of the DCP (the “Administrator”), and will include the Company’s executive officers.

Pursuant to the DCP, participants may elect to defer salary, annual bonuses, commissions, other approved cash compensation, and, unless otherwise determined by the Administrator, restricted stock unit awards (“RSUs”) and performance stock unit awards (together with RSUs, “Equity Awards”) granted under the Palo Alto Networks, Inc., 2021 Equity Incentive Plan or any successor, predecessor, or other equity plan under which the Company grants, or has granted, Equity Awards (the “Equity Plan”). Participants may make individual investment elections from one or more notional investment options available under the DCP, including notional shares of Company common stock. Participants’ deferrals of cash compensation and related earnings are always fully vested and deferrals of Equity Awards and related earnings vest upon the satisfaction of the vesting conditions of the underlying Equity Award.

Amounts due under the DCP will be paid in shares of Company common stock that are issued under the Equity Plan and are considered grants of stock units under the Equity Plan in connection with the participant’s employment with the Company; provided that, to the extent there are insufficient shares available under the Equity Plan to make any such payment in shares or any amount cannot be paid in a full number of shares, payment will be made in cash.

Obligations of the Company under the DCP represent at all times an unfunded and unsecured contractual obligation of the Company to pay amounts in the future in accordance with the terms of the DCP. Each participant in the DCP is an unsecured general creditor of the Company with respect to deferred compensation obligations. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and remain subject to the claims of the Company’s creditors until such amounts are distributed to participants.

The foregoing summary of the DCP does not purport to be complete and is qualified in its entirety by reference to the text of the DCP, a copy of which will be filed with the Company’s annual report on Form 10-K for the fiscal year ending July 31, 2022.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 17, 2022, the Board of Directors (the “Board”) of the Company adopted Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”) to modify the voting standard for director elections from a plurality voting standard to a majority voting standard. The Amended and Restated Bylaws were effective upon adoption by the Board.

Pursuant to this amendment, a nominee would be elected if he or she receives more votes “for” than “against” his or her election, except that a plurality voting standard will be applicable to any meeting with respect to which the Secretary of the Company has received a stockholder notice of director nomination in compliance with the Amended and Restated Bylaws. The Board also amended the Company’s Corporate Governance Guidelines (“Amended Guidelines”) to provide that, if an incumbent director does not receive a majority of the votes cast (at an applicable meeting), such director shall promptly tender a resignation following the certification of the vote. Under the Amended Guidelines, the ESG and Nominating Committee of the Board will promptly consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board shall act on any such recommendation within 90 days following certification of the applicable vote and shall promptly publicly disclose its decision in a filing with the Securities and Exchange Commission. The Amended and Restated Bylaws also make changes to the disclosure and procedural requirements for stockholders submitting proposals or nominating directors.

The foregoing summary does not purport to be a complete description of the Amended and Restated Bylaws and is qualified in its entirety by reference to the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Palo Alto Networks, Inc., dated as of May 17, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Dipak Golechha
Dipak Golechha
Chief Financial Officer

Date: May 23, 2022

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